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Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Investor Relations Amy Carpi, (203) 656-7651 amy.carpi@jetblue.com
Corporate Communications Gareth Edmondson-Jones, (718) 286-7935 gareth.edmondson-jones@jetblue.com

JETBLUE AIRWAYS COMPLETES ACQUISITION OF LIVETV, LLC

        NEW YORK, NY (September 27, 2002)—JetBlue Airways [Nasdaq: JBLU] announced today that it has completed the previously announced acquisition of LiveTV, LLC, an innovative provider of inflight entertainment services for single-aisle commercial aircraft and a developer of other wireless technologies. JetBlue has offered customers LiveTV with up to 24 channels of DIRECTV® programming free of charge since April 2000.

        Under the terms of the purchase agreement, JetBlue has acquired 100% of the ownership interests in LiveTV, LLC for $41 million in cash and the retirement of $39 million of LiveTV debt. The acquisition is expected to have no material impact on JetBlue's earnings per share over the next few years and to be mildly accretive to earnings thereafter. LiveTV is now a wholly owned subsidiary of JetBlue Airways, operating as an independent unit that continues to be managed by existing LiveTV management and marketed under the LiveTV name.

        "With the completion of this acquisition, we have helped to ensure the continuity of an asset we know is highly valued by our customers," said Dave Barger, president and COO of JetBlue. "We look forward to developing new ways to improve the JetBlue experience."

About JetBlue

        JetBlue is a low-fare, low-cost passenger airline which provides high-quality customer service. Since launching operations in February 2000, the airline has served more than eight million passengers. JetBlue operates a fleet of 31 new Airbus A320 aircraft and is scheduled to place into service another five new A320s by the end of 2002. All JetBlue aircraft are outfitted with roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV® programming at every seat.* With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583).

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*
DIRECTV® service is not available on flights between New York City and San Juan, Puerto Rico.

        This press release contains statements of a forward-looking nature relating to future events or future financial results of JetBlue that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, the continually changing industry and regulatory environment following recent terrorist attacks and threats, our limited operating history, our ability to implement our growth strategy, our fixed obligations, our dependence on the New York market, our ability to renew or replace gate leases, our competitive environment, problems with our aircraft, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs, fuel prices and insurance premiums and cyclical and seasonal fluctuations in our operating results. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's registration statement on Form S-1, as amended. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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  Exhibit 99.1